Exhibit 99.2

ITEM 7. –	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements contained in this report. All table amounts are presented in millions of dollars, unless otherwise stated.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) contains statements that are forward-looking. We want to caution readers that any forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 in this Form 10-K may change based on various factors. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate”, “target”, “project”, “plan”, “believe”, “expect”, “anticipate”, “intend”, and similar expressions may identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause future financial performance to differ materially from the expectations as expressed in any forward-looking statement made by or on our behalf include, without limitation:

•	negative developments in economic conditions, including adverse impacts on customer demand
•	changes in postal or banking regulations
•	timely development and acceptance of new products
•	declining physical mail volumes
•	success in gaining product approval in new markets where regulatory approval is required
•	successful entry into new markets
•	mailers’ utilization of alternative means of communication or competitors’ products
•	our success at managing customer credit risk
•	our success at managing costs associated with our strategy of outsourcing functions and operations not central to our business
•	changes in interest rates
•	foreign currency fluctuations
•	cost, timing and execution of our transformation plans including any potential asset impairments
•	regulatory approvals and satisfaction of other conditions to consummate and integrate any acquisitions
•	interrupted use of key information systems
•	changes in international or national political conditions, including any terrorist attacks
•	intellectual property infringement claims
•	impact on mail volume resulting from current concerns over the use of the mail for transmitting harmful biological agents
•	third-party suppliers’ ability to provide product components, assemblies or inventories
•	negative income tax adjustments or other regulatory levies for prior audit years and changes in tax laws or regulations
•	changes in pension, health care and retiree medical costs
•	changes in privacy laws
•	acts of nature

Overview

In 2010, revenue decreased 3% to $5.4 billion compared to the prior year. Equipment sales and software revenues increased 2% and 5%, respectively, compared to the prior year; however, these improvements were offset by a decline of 7% in rental revenue, 8% in financing revenue, 5% in supplies revenue and 3% in business services revenue compared to the prior year. Foreign currency translation and acquisitions had less than a 1% favorable impact on revenue.

Earnings before interest and taxes (EBIT) increased in four of our segments when compared to the prior year primarily due to our ongoing productivity and cost reduction initiatives.

Net income from continuing operations in 2010 was $310 million, or $1.50 per diluted share compared with $432 million, or $2.08 per diluted share in 2009. Diluted earnings per share for 2010 was reduced by $0.59 for restructuring charges and asset impairments, $0.07 for non-cash tax charges associated with out-of-the-money stock options that expired during the year, $0.05 for a one-time charge to correct rates used to estimate unbilled International Mail Services revenue in prior periods and $0.04 for recently enacted heath care legislation. Diluted earnings per share for 2009 was reduced by $0.15 for restructuring charges, $0.06 for non-cash tax charges associated with out-of-the-money stock options that expired during the year partially offset by a $0.01 positive tax adjustment associated with the repricing of leveraged lease transactions.

We generated $952 million in cash from operations, which was used to reduce debt by $171 million, repurchase $100 million of our common stock and pay $301 million of dividends to our common stockholders.

For a more detailed discussion of our results of operations, see “Results of Operations 2010 compared to 2009” and “Results of Operations 2009 compared to 2008.”

Outlook

During the second half of 2010, we began to see some positive signs in our business. However, the worldwide economy and business environment continues to be uncertain, especially among small businesses. This uncertain economic environment has impacted our financial results and in particular our recurring revenue streams, including our high-margin financing, rental and supplies revenue streams. Recovery of these recurring revenue streams will lag a recovery in equipment sales. While we have been successful in reducing our cost structure across the entire business and shifting to a more variable cost structure, these actions have not been sufficient to offset the impact of lower revenues. We remain focused on streamlining our business operations and creating more flexibility in our cost structure.

In addition, the worldwide economy and business environment continue to be uncertain and impact our current and expected financial performance of certain business units in our Enterprise Business Solutions group and increase the possibility of a future non-cash impairment charge for goodwill and/or identifiable intangible assets. Refer to Goodwill and long-lived assets section within our discussion of Critical Accounting Estimates.

Our growth strategies focus on leveraging our expertise in physical communications with our expanding capabilities in digital and hybrid communications. We see long-term opportunities in delivering products, software, services and solutions that help customers grow their business by more effectively managing their physical and digital communications with their customers.

We continue to expect our mix of revenue to change, with a greater percentage of revenue coming from enterprise related products and solutions. We expect that our future results will continue to be impacted by changes in global economic conditions and their impact on mail intensive industries. It is not expected that total mail volumes will rebound to prior peak levels in an economic recovery, and future mail volume trends will continue to be a factor for our businesses.

In 2009, we announced we were undertaking a series of initiatives designed to transform and enhance the way we operate as a global company. In order to enhance our responsiveness to changing market conditions, we have been executing on a strategic transformation program designed to create improved processes and systems to further enable us to invest in future growth in areas such as our global customer interactions and product development processes. We expect the total pre-tax cost of this program will be in the range of $300 million to $350 million primarily related to severance and benefit costs incurred in connection with workforce reductions. Currently, we are targeting annualized benefits, net of system and related investments, in the range of $250 million to $300 million on a pre-tax basis, with a full benefit run rate by 2012.

In February 2011, our largest mail presort facility located in Dallas, Texas was destroyed by a fire, severely impacting our ability to process customer mail. At the end of June, we completed the outfitting of a new facility and began processing customer mail from this facility. We expect to be operating at or above pre-fire capacity in this facility in the third quarter. Through June, the disruption caused by the fire resulted in the loss of $16 million in revenue and $0.05 per diluted share. To date, we have received $25 million as partial payment from insurance companies, of which $15 million was received as of June 30, 2011.

In July 2011 we entered into a series of settlements with the IRS in connection with their examination of our tax years 2001-2004 under which we agreed on the tax treatment of a number of disputed issues and to revised tax calculations. As a result, we owe approximately $400 million of tax and interest that was previously paid through the purchase of tax bonds. In September 2011, we also received final approval from the IRS and the U.S. Congressional Joint Committee on Taxation of a refund claim of approximately $25 million. Accordingly, in the third quarter, we expect to release approximately $80 million of tax reserves, about $60 million of which will be released through Discontinued Operations. In August 2011, we also received a $92 million cash refund of tax bonds.

The IRS exam of tax years 2001-2004 is estimated to be completed within the next six months and the examination of years 2005-2008 within the next 12-to-18 months. The ultimate resolution of any remaining matters could have a material impact, positive or negative, on our results of operations, financial position and cash flows.

RESULTS OF OPERATIONS - 2010 Compared to 2009

Business segment results

We conduct our business activities in seven reporting segments within two business groups, Small & Medium Business Solutions (SMB Solutions) and Enterprise Business Solutions (EB Solutions). The following table shows revenue and EBIT in 2010 and 2009 by business segment. EBIT, a non-GAAP measure, is determined by deducting from segment revenue the related costs and expenses attributable to the segment. EBIT excludes interest, taxes, general corporate expenses and restructuring charges, which are generally managed across the entire company on a consolidated basis, and asset impairments. EBIT is useful to management in demonstrating the operational profitability of the segments excluding centrally managed costs, and is also used for purposes of measuring the performance of our management team. Segment EBIT; however, may not be indicative of our overall consolidated performance and therefore, should be read in conjunction with our consolidated results of operations. Refer to Note 18 to the Consolidated Financial Statements for a reconciliation of segment amounts to income from continuing operations before income taxes.

	Revenue			EBIT

	2010	2009	% change	2010	2009	% change

North America Mailing	$2,100	$2,211	(5)%	$755	$770	(2)%
International Mailing	675	698	(3)%	79	99	(20)%

SMB Solutions	2,775	2,909	(5)%	834	869	(4)%

Production Mail	561	531	6%	61	52	18%
Software	375	356	5%	40	34	18%
Management Services	999	1,061	(6)%	93	72	28%
Mail Services	573	571	—%	63	88	(28)%
Marketing Services	142	141	—%	26	23	14%

EB Solutions	2,650	2,660	—%	283	269	5%

Total	$5,425	$5,569	(3)%	$1,117	$1,138	(2)%

Small & Medium Business Solutions

Small & Medium Business Solutions revenue decreased 5% to $2,775 million and EBIT decreased 4% to $834 million, compared to the prior year. Within Small & Medium Business Solutions:

North America Mailing revenue decreased 5% to $2,100 million and EBIT decreased 2% to $755 million, compared to the prior year. The revenue decrease was driven primarily by lower financing, rental, service and supplies revenues. The decrease in financing revenue is due to a decline in our leasing portfolio from reduced equipment sales in recent years. Rental, supplies and service revenues were lower than prior year due to fewer placements of new meters. Lease extensions have a positive impact on profit margins longer-term but negatively impact equipment sales revenue in the current year. Equipment sales and supplies revenue were lower than prior year due to business consolidations, lease extensions and reduced volumes of mail processed. Revenue was also adversely affected by the ongoing changing mix to more fully featured smaller systems. Foreign currency exchange had a 1% favorable impact on revenue. The lower EBIT was due to the decline in higher margin financing, rental and supplies revenues, which more than offset the 1% impact from a favorable adjustment related to certain leveraged lease transactions in Canada.

International Mailing revenue decreased 3% to $675 million compared to the prior year, including a favorable impact from foreign currency translation of 1%. While equipment sales were up slightly in certain parts of Europe, this increase was offset by continued

declines in financing and rental revenues due to reduced equipment sales in recent years. EBIT decreased 20% to $79 million compared to prior year primarily due to the lower revenue and shift to lower margin equipment and supplies sales.

Enterprise Business Solutions

Enterprise Business Solutions revenue was flat at $2,650 million and EBIT increased 5% to $283 million, compared to the prior year. Within Enterprise Business Solutions:

Production Mail revenue increased 6% over the prior year to $561 million due to increased demand in the U.S. for inserting equipment and our first installations of production print equipment. Demand for inserting equipment continued to experience a delayed recovery in certain countries outside of North America as many large enterprises in these regions continue to delay capital expenditures due to economic uncertainty. EBIT increased 18% to $61 million compared to last year due to the higher revenue and our initiatives to improve productivity and consolidate administrative functions. Foreign currency translation had a 1% favorable impact on EBIT.

Software revenue increased 5% over last year to $375 million, driven by the acquisition of Portrait Software (4%) and the favorable impact of foreign currency translation (1%). We continue to build more recurring revenue streams through multi-year licensing agreements, which have the effect of deferring some revenue to future periods. EBIT increased 18% over last year to $40 million due to business integration and productivity initiatives. EBIT was negatively impacted by transaction-related fees of approximately $2 million associated with the Portrait acquisition. Foreign currency translation had a less than 1% favorable impact on EBIT.

Management Services revenue decreased 6% compared to last year to $999 million due to the loss of several large postal contracts and decreased print volumes. Despite the lower revenues, EBIT increased 28% over the prior year to $93 million primarily due to our actions to align costs with changing volumes through a more variable cost infrastructure, ongoing productivity initiatives and a focus on more profitable contracts. Foreign currency translation had a less than 1% impact on both revenue and EBIT.

Mail Services revenue was flat compared to last year at $573 million, while EBIT decreased 28% to $63 million. Mail Services revenue and EBIT were adversely impacted by $21 million and $16 million, respectively, due to a one-time out of period adjustment in the International Mail Services portion of the business primarily related to the correction to the rates used to estimate earned but unbilled revenue for the periods 2007 through the first quarter of 2010. The impact of this adjustment was not material on any individual quarter or year during these periods. Excluding the impact of this adjustment, revenue increased 4% over the prior year, but EBIT decreased 11%. The revenue increase was driven partially by increased volumes of presort mail and Standard Class mail processed and acquisitions (2%). The decrease in EBIT was driven by higher shipping rates charged by international carriers for our International Mail Services business, which more than offset the favorable margin impacts in our Presort business.

Marketing Services revenue of $142 million was flat compared to the prior year. Revenue was impacted by increased vendor advertising for Movers’ Source kits offset by a decline in household moves compared to prior year. EBIT increased 14% over last year due to more profitable vendor revenue per transaction.

Revenues and Cost of revenues by source

The following tables show revenues and cost of revenues by source for the years ended December 31, 2010 and 2009:

Revenues by source

	2010	2009	% change

Equipment sales	$1,022	$1,000	2%
Supplies	318	336	(5)%
Software	390	372	5%
Rentals	601	647	(7)%
Financing	638	695	(8)%
Support services	712	714	—%
Business services	1,744	1,805	(3)%

Total revenue	$5,425	$5,569	(3)%

Cost of revenues by source

			Percentage of Revenue

	2010	2009	2010	2009

Cost of equipment sales	$469	$450	45.9%	45.0%
Cost of supplies	97	94	30.5%	27.9%
Cost of software	93	88	23.9%	23.7%
Cost of rentals	142	159	23.6%	24.5%
Financing interest expense	88	98	13.8%	14.1%
Cost of support services	452	467	63.5%	65.4%
Cost of business services	1,337	1,382	76.7%	76.6%

Total cost of revenues	$2,678	$2,738	49.4%	49.2%

Equipment sales
Equipment sales revenue increased 2% to $1,022 million compared to the prior year. Foreign currency translation had a positive impact of 1%. The growth was primarily driven by higher sales of production mail equipment in the U.S. and higher equipment sales in Canada and parts of Europe. Period revenue was adversely affected by lease extensions.

Cost of equipment sales as a percentage of revenue was 45.9% compared with 45.0% in the prior year, primarily due to the higher mix of lower margin production mail equipment sales, which more than offset the positive impacts of higher levels of lease extensions and ongoing productivity improvements.

Supplies
Supplies revenue decreased 5% to $318 million compared to the prior year due to lower supplies usage resulting from lower mail volumes and fewer installed meters due to customer consolidations worldwide. Foreign currency translation had less than a 1% favorable impact.

Cost of supplies as a percentage of revenue was 30.5% compared with 27.9% in the prior year primarily due to the increasing mix of lower margin non-compatible supplies sales worldwide.

Software
Software revenue increased 5% to $390 million compared to the prior year. The acquisition of Portrait accounted for 4% of the increase and foreign currency translation accounted for 1% of the increase. Period revenue growth was also negatively impacted by the shift to recurring revenue streams through multi-year licensing agreements.

Cost of software as a percentage of revenue was 23.9% compared to 23.7% in the prior year.

Rentals
Rentals revenue decreased 7% to $601 million compared to the prior year as customers in the U.S. continue to downsize to smaller, fully featured machines. The weak economic conditions have also impacted our international rental markets, specifically in France. Foreign currency translation had less than a 1% positive impact.

Cost of rentals as a percentage of revenue was 23.6% compared with 24.5% in the prior year. Rental margins have been positively impacted by lower depreciation associated with higher levels of lease extensions.

Financing
Financing revenue decreased 8% to $638 million compared to the prior year as lower equipment sales in previous years have resulted in a net decline in both our U.S. and international lease portfolios. Foreign currency translation had a 1% positive impact.

Financing interest expense as a percentage of revenue was 13.8% compared with 14.1% in the prior year due to lower interest rates and lower average borrowings. In computing financing interest expense, which represents the cost of borrowing associated with the generation of financing revenues, we assume a 10:1 leveraging ratio of debt to equity and apply our overall effective interest rate to the average outstanding finance receivables.

Support Services
Support services revenue of $712 million was flat compared to the prior year. Growth has been negatively impacted by lower placements of mailing equipment, primarily in the U.S., U.K. and France. Foreign currency translation had a positive impact of 1%.

Cost of support services as a percentage of revenue improved to 63.5% compared with 65.4% in the prior year due to margin improvements from our ongoing productivity investments in the U.S. and International Mailing and Production Mail businesses.

Business Services
Business services revenue decreased 3% to $1,744 million compared to the prior year primarily due to the loss of several large postal contracts and print volumes at Management Services. Foreign currency translation had less than a 1% negative impact.

Cost of business services as a percentage of revenue was 76.7% compared with 76.6% in the prior year. Positive impacts of cost reduction programs at our Management Services and Presort businesses were offset by higher shipping costs in International Mail Services.

Selling, general and administrative (SG&A)

SG&A expenses decreased $40 million, or 2% primarily as a result of our cost reduction initiatives. Businesses acquired in 2010 increased SG&A by $15 million and foreign currency translation had a less than 1% unfavorable impact. As a percentage of revenue, SG&A expenses were 32.5% compared to 32.3% in the prior year.

Research and development

Research and development expenses decreased $26 million, or 14% from the prior year due to the wind-down of redundant costs related to our transition to offshore development activities and the launch of the new Connect+TM mailing system. Foreign currency translation had an unfavorable impact of 1%. As a percentage of revenue, research and development expenses were 2.9% compared to 3.3% in the prior year.

Other interest expense

Other interest expense increased $4 million, or 4% in 2010 compared to the prior year. Included in other interest expense is credit facility fees which were higher compared to the prior year. We do not allocate other interest expense to our business segments.

Income taxes / effective tax rate

The effective tax rates for 2010 and 2009 were 38.5% and 34.6%, respectively. The effective tax rate for 2010 includes $16 million of tax benefits associated with previously unrecognized deferred taxes on outside basis differences, a $15 million charge for the write-off of deferred tax assets associated with the expiration of out-of-the-money vested stock options and the vesting of restricted stock units previously granted to our employees and a $9 million charge for the write-off of deferred tax assets related to the U.S. health care reform legislation that eliminated the tax deduction for retiree health care costs to the extent of federal subsidies received by companies that provide retiree prescription drug benefits equivalent to Medicare Part D coverage.

The effective tax rate for 2009 included $13 million of tax charges related to the write-off of deferred tax assets associated with the expiration of out-of-the-money vested stock options and the vesting of restricted stock, offset by $13 million of tax benefits from retirement of inter-company obligations and the repricing of leveraged lease transactions.

Discontinued operations

The loss from discontinued operations in 2010 primarily relates to the accrual of interest on uncertain tax positions and additional tax associated with the disposed operations. The 2009 net loss from discontinued operations includes $10 million of pre-tax income ($6 million net of tax) for a bankruptcy settlement received and $11 million of pre-tax income ($7 million net of tax) related to the expiration of an indemnity agreement associated with the sale of a former subsidiary. This income was more than offset by the accrual of interest on uncertain tax positions. See Note 2 to the Consolidated Financial Statements.

Preferred stock dividends of subsidiaries attributable to noncontrolling interests

Preferred stock dividends to stockholders of subsidiary companies were $18 million and $21 million in 2010 and 2009, respectively. The 2009 amount included an expense of $3 million associated with the redemption of $375 million of variable term voting preferred stock. See Note 10 to the Consolidated Financial Statements for further discussion.

RESULTS OF OPERATIONS - 2009 Compared to 2008

Business segment results

The following table shows revenue and EBIT in 2009 and 2008 by business segment. Results have been reclassified to conform to the current year presentation.

	Revenue			EBIT

	2009	2008	% change	2009	2008	% change

North America Mailing	$2,211	$2,515	(12)%	$770	$950	(19)%
International Mailing	698	832	(16)%	99	122	(19)%

SMB Solutions	2,909	3,347	(13)%	869	1,072	(19)%

Production Mail	531	623	(15)%	52	85	(40)%
Software	356	418	(15)%	34	21	58%
Management Services	1,061	1,172	(9)%	72	70	3%
Mail Services	571	554	3%	88	76	16%
Marketing Services	141	148	(5)%	23	21	11%

EB Solutions	2,660	2,915	(9)%	269	273	(2)%

Total	$5,569	$6,262	(11)%	$1,138	$1,345	(15)%

Small & Medium Business Solutions

Small & Medium Business Solutions revenue decreased 13% to $2,909 million and EBIT decreased 19% to $869 million, compared to the prior year. Within Small & Medium Business Solutions:

North America Mailing revenue decreased 12% primarily due to fewer placements of mailing equipment and related financing and rental revenues as customers continued to delay purchases of new equipment and extend leases on existing equipment due to the economic conditions. Revenue was adversely affected by lower business activity levels and the ongoing changing mix to more fully featured smaller systems. Lease extensions have a positive impact on profit margins longer-term but negatively impact revenue in the current year. Foreign currency exchange had a 1% unfavorable impact on revenue. As a result of lower business activity levels over the prior year, EBIT decreased 19% principally due to lower equipment sales, financing revenue, meter rentals, and supplies sales.

International Mailing revenue decreased 16%, with 8% of this decline driven by the unfavorable impact of foreign currency translation. The international economic environment continued to create weaker demand for our products and services. As a result, many customers delayed making purchase decisions for new mailing systems and lower mail volume reduced supplies revenue. EBIT declined 19%, primarily driven by lower levels of equipment and supplies sales, and lower financing revenue.

Enterprise Business Solutions:

Enterprise Business Solutions revenue decreased 9% to $2,660 million; however EBIT decreased only 2% to $269 million, compared to the prior year. Within Enterprise Business Solutions:

Production Mail revenue decreased 15% primarily as a result of lower equipment sales in the U.S., France, and Asia Pacific as economic uncertainty continued to delay large-ticket capital expenditures for many large enterprises worldwide. Foreign currency translation had an unfavorable impact of 2%. EBIT decreased 40% driven by lower revenues and a shift in product mix to lower margin products.

Software revenue decreased 15%, with 4% of this decline driven by the unfavorable impact of foreign currency translation. Worldwide consolidation in the financial services industry and slowness in the retail sector adversely impacted the sales and renewal of software licenses. Uncertainty surrounding the economy resulted in many large multi-national organizations changing their approval policies for capital expenditures, which lengthened the sales cycle. EBIT increased to $34 million compared to $21 million in the prior year due to business integration and productivity initiatives which resulted in substantial EBIT margin improvements. This helped offset the pressure on margins from lower revenue and a higher mix of lower margin software sales.

Management Services revenue decreased 9%, of which 2% was driven by the unfavorable impact of foreign currency translation. Revenue was adversely affected by lower business activity and decreased print and transaction volumes throughout the U.S. and Europe. EBIT however, increased 3% primarily due to productivity enhancements that have improved the profitability of the operations globally.

Mail Services revenue increased 3% mostly due to the impact of 2008 acquisitions (4%) partly offset by the unfavorable impact of foreign currency translation (1%). Customer base expansion and continued growth in the volume of mail processed drove a slight increase in revenue for the year. EBIT increased 16% due to the integration of Mail Services sites acquired last year and ongoing automation and productivity initiatives implemented by the business.

Marketing Services revenue decreased 5%, mostly due to the impact of fewer household moves during the year and the resulting decline in the volume of change of address kits mailed. EBIT increased 11% however, due to an improving cost structure and the exit from the motor vehicle registration services program.

Revenues and cost of revenues by source

The following tables show revenues and cost of revenues by source for the years ended December 31, 2009 and 2008:

Revenue by source

	2009	2008	% change

Equipment sales	$1,000	$1,248	(20)%
Supplies	336	392	(14)%
Software	372	428	(13)%
Rentals	647	728	(11)%
Financing	695	773	(10)%
Support services	714	769	(7)%
Business services	1,805	1,924	(6)%

Total revenue	$5,569	$6,262	(11)%

Cost of revenues by source

			Percentage of Revenue

	2009	2008	2009	2008

Cost of equipment sales	$450	$571	45.0%	45.7%
Cost of supplies	94	104	27.9%	26.5%
Cost of software	88	104	23.7%	24.4%
Cost of rentals	159	154	24.5%	21.1%
Financing interest expense	98	110	14.1%	14.3%
Cost of support services	467	537	65.4%	69.9%
Cost of business services	1,382	1,486	76.6%	77.2%

Total cost of revenues	$2,738	$3,066	49.2%	49.0%

Equipment sales
Equipment sales revenue decreased 20% compared to the prior year due to lower placements of mailing equipment as more customers delayed purchases of new equipment and extended their leases on existing equipment due to the global economic conditions. Revenue also continued to be adversely affected by the ongoing changing mix in equipment placements to smaller, fully featured systems. Foreign currency translation had an unfavorable impact of 3%.

Cost of equipment sales as a percentage of revenue was 45.0% compared with 45.7% in the prior year, primarily due to the positive impacts of ongoing productivity improvements, partly offset by a higher mix of lower margin sales.

Supplies
Supplies revenue decreased 14% compared to the prior year due to lower supplies usage resulting from lower mail volumes and fewer installed meters due to customer consolidations in the U.S. and internationally. Foreign currency translation had an unfavorable impact of 3%.

Cost of supplies as a percentage of revenue was 27.9% compared with 26.5% in the prior year due to a greater mix of non-ink supplies in North America Mailing.

Software
Software revenue decreased 13% compared to the prior year primarily due to the impact of the global economic slowdown which caused many businesses to delay their capital spending worldwide. Worldwide consolidation in the financial services industry and slowness in the retail sector also adversely impacted sales and renewals of software licenses. Foreign currency translation had an unfavorable impact of 4%.

Cost of software as a percentage of revenue was 23.7% compared with 24.4% in the prior year due to business integration initiatives and productivity investments, which more than offset the impact of lower revenue levels.

Rentals
Rentals revenue decreased 11% compared to the prior year as customers in the U.S. continued to downsize to smaller, fully featured machines. The weak economic conditions also impacted our international rental markets, specifically in Canada and France. Foreign currency translation had an unfavorable impact of 1%.

Cost of rentals as a percentage of revenue was 24.5% compared with 21.1% in the prior year primarily due to the fixed costs of meter depreciation on lower revenues.

Financing
Financing revenue decreased 10% compared to the prior year. Lower equipment sales over prior periods resulted in a decline in both our U.S. and international lease portfolios. Foreign currency translation had an unfavorable impact of 2%.

Financing interest expense as a percentage of revenue was 14.1% compared with 14.3% in the prior year due to lower interest rates and lower average borrowings.

Support services
Support services revenue decreased 7% compared to the prior year, principally due to lower revenues in Canada, the U.S. and the U.K. due to lower new equipment placements and the unfavorable impact of foreign currency translation of 3%.

Cost of support services as a percentage of revenue was 65.4% compared with 69.9% in the prior year. Margin improvements in our North America Mailing, International Mailing and Production Mail segments were driven by the positive impacts of ongoing productivity investments and price increases on service contracts in Production Mail.

Business services
Business services revenue decreased 6% compared to the prior year. Lower volumes at Management Services and Marketing Services offset the impact of an increase in mail processed at Mail Services. The unfavorable impact of foreign currency translation of 2% was partly offset by the positive impact of acquisitions which contributed 1%.

Cost of business services as a percentage of revenue was 76.6% compared with 77.2% in the prior year. This improvement was due to the positive impacts of cost reduction programs at our Management Services and Mail Services businesses, partly offset by lower transaction volumes in our Management Services business.

Selling, general and administrative

SG&A expense decreased $170 million or 9%, primarily as a result of our cost reduction initiatives and the positive impact of foreign currency translation of 3%. However, the impact of lower revenue, increased pension costs of $14 million and higher credit loss expenses of $9 million more than offset these benefits on a percentage of revenue basis. As a percentage of revenue, SG&A expenses were 32.3% compared to 31.5% in the prior year.

Research and development

Research and development expenses decreased $23 million or 11%, from the prior year due to the transition and related benefits from our move to offshore development activities. Foreign currency translation also had a positive impact of 3%. As a percentage of revenue, research and development expenses were 3.3% for 2009 and 2008 as we continue to invest in developing new technologies and enhancing our products.

Other interest expense

Other interest expense decreased $8 million or 7%, from prior year due to lower interest rates and lower average borrowings during the year.

Income taxes / effective tax rate

The effective tax rate for 2009 and 2008 was 34.6% and 34.3%, respectively. The effective tax rate for 2009 included $13 million of charges related to the write-off of deferred tax assets associated with the expiration of out-of-the-money vested stock options and the vesting of restricted stock, offset by $13 million of tax benefits from retirement of inter-company obligations and the repricing of leveraged lease transactions. The effective tax rate for 2008 included $12 million of tax increases related to the low tax benefit associated with restructuring expenses recorded during 2008, offset by adjustments of $10 million related to deferred tax assets associated with certain U.S. leasing transactions.

Discontinued operations

The net loss from discontinued operations was $8 million and $28 million for 2009 and 2008, respectively. The 2009 net loss from discontinued operations included $6 million, net of tax, for a bankruptcy settlement received and $7 million, net of tax, related to the expiration of an indemnity agreement associated with the sale of a former subsidiary. This income was more than offset by the accrual of interest on uncertain tax positions. The 2008 net loss from discontinued operations is comprised of an accrual of tax and interest on uncertain tax positions.

Preferred stock dividends of subsidiaries attributable to noncontrolling interests

Preferred stock dividends to stockholders of subsidiary companies were $21 million in 2009 and 2008. The 2009 amount also included $3 million associated with the redemption of $375 million of variable term voting preferred stock during the year. The 2008 amount included $2 million associated with the redemption of $10 million of 9.11% Cumulative Preferred Stock.

Restructuring Charges and Asset Impairments

In 2009, we announced that we were undertaking a series of initiatives designed to transform and enhance the way we operate as a global company (the 2009 Program). In order to enhance our responsiveness to changing market conditions, we executed a strategic transformation program designed to create improved processes and systems to further enable us to invest in future growth in areas such as our global customer interactions and product development processes.

During 2010, we accelerated several of our initiatives to streamline processes and make our cost structure more variable to better leverage changing business conditions. Due to the acceleration of these initiatives and pension and retiree medical related non-cash charges of $24 million, pre-tax restructuring charges and asset impairments for the 2009 Program were $183 million in 2010. Accordingly, we expect our cost range to be $300 million to $350 million. Additionally, we expect that total net annualized run rate benefits from the 2009 Program to be in the range of $250 million to $300 million by 2012. This represents a $100 million increase in our projected benefits resulting from process automation, channel alignment, reduced infrastructure costs and streamlined product development. See Note 14 to the Consolidated Financial Statements for further discussion.

Acquisitions

On July 5, 2010, we acquired Portrait Software plc (Portrait) for $65 million in cash, net of cash acquired. Portrait provides software to enhance existing customer relationship management systems, enabling clients to achieve improved customer retention and profitability. The acquired goodwill was assigned to the Software segment. We also completed smaller acquisitions during 2010 for an aggregate cost of $12 million.

There were no acquisitions during 2009.

In 2008, we acquired Zipsort, Inc. for $40 million in cash, net of cash acquired. Zipsort, Inc. acts as an intermediary between customers and the U.S. Postal Service. Zipsort, Inc. offers mailing services that include presorting of first class, standard class, flats, permit and international mail as well as metering services. We assigned the goodwill to the Mail Services segment. We also completed several smaller acquisitions for an aggregate cost of $30 million.

The operating results of these acquisitions have been included in our consolidated financial statements since the date of acquisition. See Note 1 to the Consolidated Financial Statements for our business combination accounting policy and Note 3 for further information regarding these acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

We believe that cash flow from operations, existing cash and liquid investments, as well as borrowing capacity under our commercial paper program, the existing credit facility and debt capital markets should be sufficient to finance our capital requirements and to cover our customer deposits. Our potential uses of cash include, but are not limited to, growth and expansion opportunities; internal investments; customer financing; severance and benefits payments under our restructuring programs; income tax, interest and dividend payments; pension and other benefit plan funding; acquisitions; and share repurchases.

We continuously review our liquidity profile. We monitor for material changes in the creditworthiness of those banks acting as derivative counterparties, depository banks or credit providers to us through credit ratings and the credit default swap market. We have determined that there has not been a material variation in the underlying sources of cash flows currently used to finance the operations of the company. To date, we have had consistent access to the commercial paper market.

Cash Flow Summary

The change in cash and cash equivalents is as follows:

	2010	2009

Net cash provided by operating activities	$952	$824
Net cash used in investing activities	(301)	(172)
Net cash used in financing activities	(580)	(626)
Effect of exchange rate changes on cash	1	10

Increase in cash and cash equivalents	$72	$36

2010 Cash Flows
Net cash provided by operating activities consists primarily of net income adjusted for non-cash items and changes in operating assets and liabilities. Cash provided by operating activities included decreases in finance receivables and accounts receivables of $180 million and $43 million, respectively. Due to declining equipment sales, finance receivables have declined as strong cash collections exceed the financing of new business. Similarly, accounts receivables have declined primarily due to strong cash collections in excess of new billings. Cash flow also benefited from the proceeds of $32 million from the unwinding of interest rate swaps and by $59 million due to the timing of payments of accounts payable, accrued liabilities and income taxes. Partially offsetting these benefits were restructuring payments of $120 million and an increase in inventory of $12 million.

Net cash used in investing activities consisted primarily of the net purchase of investment securities of $122 million, capital expenditures of $120 million and acquisitions of $78 million.

Net cash used in financing activities primarily included net payments on commercial paper borrowings of $171 million, stock repurchases of $100 million and dividends paid to common stockholders and noncontrolling interests of $321 million.

2009 Cash Flows
Cash flow provided by operations for 2009 is primarily due to the decrease in finance receivables and accounts receivables of $207 million and $84 million, respectively, primarily due to lower sales volumes, and an increase in current and non-current income taxes of $86 million due to the timing of tax payments. These cash inflows were partially offset by a reduction in accounts payable and accrued liabilities of $127 million, primarily due to timing of payments, voluntary pension plan contributions of $125 million and restructuring payments of $105 million.

Net cash used in investing activities consisted primarily of capital expenditures of $167 million.

Net cash used in financing activities consisted primarily of dividends paid to common stockholders and noncontrolling interests of $317 million, a net reduction in debt of $242 million, and a net cash outflow associated with the issuance and redemption of preferred stock issued by a subsidiary of $79 million.

Capital Expenditures

Capital expenditures in 2010 and 2009 included additions to property, plant and equipment of $61 million and $85 million; respectively, and additions to rental equipment and related inventories of $59 million and $82 million, respectively. The decrease in capital expenditures is due to lower new meter investments and control over capital spending.

Financings and Capitalization

We are a Well-Known Seasoned Issuer with the SEC, which allows us to issue debt securities, preferred stock, preference stock, common stock, purchase contracts, depositary shares, warrants and units in an expedited fashion. We have a commercial paper program that is a significant source of liquidity for us and a committed line of credit of $1.25 billion which supports our commercial paper issuance. The line of credit expires in 2013. We have not experienced any problems to date in accessing the commercial paper market. As of December 31, 2010, the line of credit had not been drawn upon.

At December 31, 2010, we had $50 million of outstanding commercial paper with a weighted average interest rate of 0.32%. During 2010, borrowings under our commercial paper program averaged $347 million at a weighted average interest rate of 0.23%. The maximum amount of commercial paper issued at any point in time during 2010 was $552 million.

At December 31, 2009, we had $221 million of outstanding commercial paper with a weighted average interest rate of 0.09%. During 2009, borrowings under our commercial paper program averaged $430 million at a weighted average interest rate of 0.18%. The maximum amount of commercial paper issued at any point in time during 2009 was $848 million.

In August 2010, we unwound two interest rate swaps with an aggregate notional amount of $250 million. These interest rate swaps effectively converted the fixed rate of 5.6% on $250 million of notes, due 2018, into variable interest rates. In connection with unwinding these interest rate swaps, we received $32 million, excluding accrued interest. The transaction was not undertaken for liquidity purposes, but rather to fix our effective interest rate at 3.7% for the remaining term of the notes as the amount received will be recognized as a reduction in interest expense over the remaining term of the notes.

There were no other significant changes to long-term debt during 2010. No long-term notes will mature in 2011.

At December 31, 2010, we had $166 million of cash and cash equivalents held by our foreign subsidiaries. It is our intention to permanently reinvest these funds in our foreign operations and we do not currently foresee a need to repatriate these funds in order to fund our U.S. operations or obligations. However, if these funds are needed for our operations in the U.S., we could be required to pay additional U.S. taxes to repatriate these funds.

We anticipate making contributions of approximately $130 million and $15 million to our U.S. and foreign pension plans, respectively during 2011. We will reassess our funding alternatives as the year progresses.

We believe our financing needs in the short and long-term can be met from cash generated internally, the issuance of commercial paper or long-term debt and borrowing capacity under our existing credit agreements.

Contractual Obligations and Off-Balance Sheet Arrangements

The following summarizes our known contractual obligations and off-balance sheet arrangements at December 31, 2010 and the effect that such obligations are expected to have on our liquidity and cash flow in future periods:

	Payments due by period

(Dollars in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Commercial paper borrowings	$50	$50	$—	$—	$—
Long-term debt and current portion of long-term debt	4,175	—	925	850	2,400
Non-cancelable operating lease obligations	289	99	119	45	26
Interest payments on debt	1,681	197	374	308	802
Capital lease obligations	10	4	5	1	—
Purchase obligations (1)	276	205	56	15	—
Other non-current liabilities (2)	649	—	121	48	480

Total	$7,130	$555	$1,600	$1,267	$3,708

(1)

Purchase obligations include unrecorded agreements to purchase goods or services that are enforceable and legally binding upon us and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

(2)	Other non-current liabilities relate primarily to our postretirement benefits. See Note 19 to the Consolidated Financial Statements.

The amount and period of future payments related to our income tax uncertainties cannot be reliably estimated and, therefore, is not included in the above table. See Note 9 to the Consolidated Financial Statements for further details.

Critical Accounting Estimates

We have identified the policies below as critical to our business operations and to the understanding of our results of operations. We have discussed the impact and any associated risks on our results of operations related to these policies throughout the MD&A. For a detailed discussion on the application of these and other accounting policies, see Note 1 to the Consolidated Financial Statements.

The preparation of our financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses that are reported in the consolidated financial statements and accompanying disclosures, including the disclosure of contingent assets and liabilities. These estimates are based on management’s best knowledge of current events, historical experience, actions that we may undertake in the future, and on various other assumptions that are believed to be reasonable under the circumstances. These estimates include, but are not limited to, allowance for doubtful accounts and credit losses, inventory obsolescence, residual values of leased assets, useful lives of long-lived assets and intangible assets, impairment of goodwill, allocation of purchase price to tangible and intangible assets acquired in business combinations, warranty obligations, restructuring costs, pensions and other postretirement benefits and loss contingencies. We believe our assumptions and estimates are reasonable and appropriate in accordance with GAAP; however, actual results could differ from those estimates and assumptions.

Revenue recognition

Multiple element and internal financing arrangements

We derive our revenue from multiple sources including sales, rentals, financing and services. Certain of our transactions are consummated at the same time and can therefore generate revenue from multiple sources. The most common form of these transactions involves a non-cancelable equipment lease, a meter rental and an equipment maintenance agreement. As a result, we are required to determine whether the deliverables in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, and if so, how the price should be allocated among the delivered elements and when to recognize revenue for each element.

In multiple element arrangements, we recognize revenue for each of the elements based on their respective fair values. We recognize revenue for delivered elements only when the fair values of undelivered elements are known and uncertainties regarding customer acceptance are resolved. Our allocation of the fair values to the various elements does not change the total revenue recognized from a transaction, but impacts the timing of revenue recognition. Revenue is allocated to the meter rental and equipment maintenance agreement elements first using their respective fair values, which are determined based on prices charged in standalone and renewal transactions. Revenue is then allocated to the equipment based on the present value of the remaining minimum lease payments. We then compare the allocated equipment fair value to the range of cash selling prices in standalone transactions during the period to ensure the allocated equipment fair value approximates average cash selling prices.

We provide lease financing for our products primarily through sales-type leases. The vast majority of our leases qualify as sales-type leases using the present value of minimum lease payments classification criteria. We believe that our sales-type lease portfolio contains only normal collection risk. Accordingly, we record the fair value of equipment as sales revenue, the cost of equipment as cost of sales and the minimum lease payments plus the estimated residual value as finance receivables. The difference between the finance receivable and the equipment fair value is recorded as unearned income and is amortized as income over the lease term using the interest method.

Equipment residual values are determined at inception of the lease using estimates of equipment fair value at the end of the lease term. Estimates of future equipment fair value are based primarily on our historical experience. We also consider forecasted supply and demand for our various products, product retirement and future product launch plans, end of lease customer behavior, regulatory changes, remanufacturing strategies, used equipment markets, if any, competition and technological changes. We evaluate residual values on an annual basis or as changes to the above considerations occur.

See Note 1 to the Consolidated Financial Statements for our accounting policies on revenue recognition.

Allowances for doubtful accounts and credit losses

Allowance for doubtful accounts

We estimate our accounts receivable risks and provide allowances for doubtful accounts accordingly. We believe that our credit risk for accounts receivable is limited because of our large number of customers, small account balances for most of our customers and customer geographic and industry diversification. We evaluate the adequacy of the allowance for doubtful accounts based on our historical loss experience, length of time receivables are past due, adverse situations that may affect a customer’s ability to pay and prevailing economic conditions, and make adjustments to our actual aggregate reserve as necessary. This evaluation is inherently subjective and actual results may differ significantly from estimated reserves.

Allowance for credit losses

We estimate our finance receivables risks and provide allowances for credit losses accordingly. We establish credit approval limits based on the credit quality of the customer and the type of equipment financed. Finance receivables are written-off against the allowance for credit losses after collection efforts are exhausted and we deem the account uncollectible. We believe that our concentration of credit risk for finance receivables is limited because of our large number of customers, small account balances and customer geographic and industry diversification. Our general policy is to discontinue revenue recognition for lease receivables when they are delinquent more than 120 days, and to discontinue revenue recognition on unsecured loan receivables that are delinquent for more than 90 days. We resume revenue recognition when payments reduce the account to 60 days or less past due.

We evaluate the adequacy of allowance for credit losses based on our historical loss experience, the nature and volume of our portfolios, adverse situations that may affect a customer’s ability to pay and prevailing economic conditions, and make adjustments to our actual aggregate reserve as necessary. This evaluation is inherently subjective and actual results may differ significantly from estimated reserves.

Accounting for income taxes

We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our annual tax rate and in evaluating our tax positions.

We regularly assess the likelihood of tax adjustments in each of the tax jurisdictions in which we operate and account for the related financial statement implications. We establish reserves when, despite our belief that our tax return positions are fully supportable, we believe that certain positions are subject to challenge and possible adjustment. We adjust these reserves, as well as the related interest, in light of changing facts and circumstances, such as the progress of a tax audit. We have established tax reserves which we believe to be appropriate given the possibility of tax adjustments. Determining the appropriate level of tax reserves requires us to exercise judgment regarding the uncertain application of tax law. Future changes in tax reserve requirements could have a material impact on our results of operations.

Significant judgment is also required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. As new information becomes available that would alter our determination as to the amount of deferred tax assets that will ultimately be realized, we adjust the valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

Based on our 2010 income from continuing operations before income taxes, a 1% change in our effective tax rate would impact income from continuing operations by approximately $5 million.

Goodwill and long-lived assets

Useful lives of long-lived assets

We depreciate property, plant and equipment and rental property and equipment principally using the straight-line method over the estimated useful lives of three to 15 years for machinery and equipment and up to 50 years for buildings. We amortize properties leased under capital leases on a straight-line basis over the primary lease term. We amortize capitalized costs related to internally developed software using the straight-line method over the estimated useful life, which is principally three to ten years. Intangible assets with finite lives are amortized over their estimated useful lives, which are principally four to 15 years, using the straight-line method or an accelerated attrition method. Our estimates of useful lives could be affected by changes in regulatory provisions, technology or business plans.

Impairment review

We evaluate the recoverability and, if necessary, the fair value of our long-lived assets, including intangible assets, on an annual basis or as circumstances warrant. We derive the cash flow estimates that are incorporated into the analysis from our historical experience and our future long-term business plans and, if necessary, apply an appropriate discount rate to assist in the determination of its fair value. In addition, we used quoted market prices when available and appraisals as appropriate to assist in the determination of fair value. Changes in the estimates and assumptions incorporated in our long-lived asset impairment assessment could materially affect the determination of fair value. During 2010, an asset impairment charge of $4.7 million was recorded related to the impairment of certain intangible assets.

Goodwill is tested annually for impairment, or sooner when circumstances indicate an impairment may exist at the reporting unit level. Our goodwill impairment review requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. We derive the cash flow estimates from our historical experience and our future long-term business plans. We use a combination of techniques to determine the fair value of our reporting units, including the present value of future cash flows, multiples of competitors and multiples from sales of like businesses. Changes in the estimates and assumptions incorporated in our goodwill impairment assessment could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

The calculated fair value of each of our reporting units was based on a combination of inputs and assumptions, including projections of future cash flows, discount rates, growth rates and applicable multiples of competitors and multiples from sales of like businesses. For 2010, the calculated fair values for all of our reporting units were considered substantially in excess of the respective reporting unit’s carrying value. Accordingly, no goodwill impairment was identified or recorded. However, future events and circumstances, some of which are described below, may result in an impairment charge:

•	Future economic results that are below our expectations used in the current assessments;
•	Changes in postal regulations governing the types of meters allowable for use;
•	New technological developments that provide significantly enhanced benefits over current technology;
•	Significant ongoing negative economic or industry trends; or
•	Changes in our business strategy that alters the expected usage of the related assets.

As noted in the Outlook section, the worldwide economy and business environment continue to be uncertain and impact our current and expected financial performance, and as a result have increased the possibility of a future non-cash impairment charge for goodwill and/or identifiable intangible assets. The reporting units that could be most susceptible to a potential impairment include the international operations of our Management Services segment and the International Mail Services operations within our Mail Services segment. At June 30, 2011, the net identifiable intangible assets associated with these reporting units were $6 million and $18 million, respectively, and the goodwill allocated to these reporting units was $64 million and $134 million, respectively.

Pension benefits

Assumptions and estimates

The valuation and calculation of our net pension expense, assets and obligations are dependent on assumptions and estimates relating to discount rate, rate of compensation increase and expected return on plan assets. These assumptions are evaluated and updated annually and are described in further detail in Note 19 to the Consolidated Financial Statements.

The weighted average assumptions for our largest plan, the U.S. Qualified Pension Plan, and our largest foreign plan, the U.K. Qualified Pension Plan, for 2010 and 2009 were as follows:

	U.S. Plan		U.K. Plan

	2010	2009	2010	2009

Discount rate	5.60%	5.75%	5.30%	5.70%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%
Expected return on plan assets	8.00%	8.00%	7.25%	7.50%

U.S. Plan
The discount rate for our U.S. pension plans is determined by matching the expected cash flows associated with our benefit obligations to a yield curve based on long-term, high quality fixed income debt instruments available as of the measurement date. In 2010, we reduced the population of bonds used to derive this yield curve with the adoption of a bond matching approach which incorporates a selection of bonds that align with our projected benefit obligations. We believe this bond matching approach more closely reflects the process we would employ to settle our pension obligations. The rate of compensation increase assumption reflects our actual experience and best estimate of future increases. Our expected return on plan assets is based on historical and projected rates of return for current and planned asset classes in the plans’ investment portfolio after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. The overall expected rate of return for the portfolio is determined based on the target asset allocations for each asset class, adjusted for historical and expected experience of active portfolio management results, when compared to the benchmark returns. When assessing the expected future returns for the portfolio, we place more emphasis on the expected future returns than historical returns.

U.K. Plan
We determine our discount rate for the U.K. retirement benefit plan by using a model that discounts each year’s estimated benefit payments by an applicable spot rate. These spot rates are derived from a yield curve created from a large number of high quality corporate bonds. The rate of compensation increase assumption reflects our actual experience and best estimate of future increases. Our expected return on plan assets is determined based on historical portfolio results, the plan’s asset mix and future expectations of market rates of return on the types of assets in the plan.

Sensitivity to changes in assumptions:

U.S. Pension Plan

•	Discount rate – a 0.25% increase in the discount rate would decrease annual pension expense by approximately $3.0 million and would lower the projected benefit obligation by $43.5 million.
•	Rate of compensation increase – a 0.25% increase in the rate of compensation increase would increase annual pension expense by approximately $0.1 million.
•	Expected return on plan assets – a 0.25% increase in the expected return on assets of our principal plans would decrease annual pension expense by approximately $3.7 million.

U.K. Pension Plan

•	Discount rate – a 0.25% increase in the discount rate would decrease annual pension expense by approximately $1.4 million and would lower the projected benefit obligation by $16.0 million.
•	Rate of compensation increase – a 0.25% increase in the rate of compensation increase would increase annual pension expense by approximately $0.5 million.
•	Expected return on plan assets – a 0.25% increase in the expected return on assets of our principal plans would decrease annual pension expense by approximately $0.8 million.

Delayed recognition principles

Actual pension plan results that differ from our assumptions and estimates are accumulated and amortized over the estimated future working life of the plan participants and will therefore affect future pension expense. We also base our net pension expense primarily on a market related valuation of plan assets. Under this approach, differences between the actual and expected return on plan assets are recognized over a five-year period and will also impact future pension expense.

Investment related risks and uncertainties

We invest our pension plan assets in a variety of investment securities in accordance with our strategic asset allocation policy. The composition of our U.S. pension plan assets at December 31, 2010 was approximately 57% equity securities, 34% fixed income securities and 9% real estate and private equity investments. The composition of our U.K. pension plan assets at December 31, 2010 was approximately 68% equity securities, 29% fixed income securities and 3% cash. Investment securities are exposed to various risks such as interest rate, market and credit risks. In particular, due to the level of risk associated with investment securities, it is reasonably possible that change in the value of such investment securities will occur and that such changes could materially affect our future results.

New Accounting Pronouncements

In 2010, we adopted guidance that increases disclosures regarding the credit quality of an entity’s financing receivables and its allowance for credit losses. The guidance also requires an entity to disclose credit quality indicators, past due information, and modifications of its financing receivables. The adoption of this guidance resulted in additional disclosures but did not have an impact on our consolidated financial statements. See Note 17 to the Consolidated Financial Statements.

On January 1, 2011, new guidance became effective addressing the accounting for revenue arrangements with multiple elements and certain revenue arrangements that include software. The guidance allows companies to allocate consideration in a multiple element arrangement in a way that better reflects the economics of the transaction and eliminates the residual method. In addition, tangible products that have software components that are “essential to the functionality” of the tangible product are scoped out of the software revenue guidance. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.

In June 2011, new guidance was introduced that would eliminate the current option to report other comprehensive income and its components in the statement of stockholders’ equity, and require an entity to present items of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive, statements. This guidance would be effective in the first quarter of 2012, with early adoption permitted. This guidance will result in a change in the way we present other comprehensive income and its components, but will not have an impact on our financial position, results of operations or cash flows.

Legal and Regulatory Matters

Legal

See Legal Proceedings in Item 3 of this Form 10-K for information regarding our legal proceedings.

Other regulatory matters

We are continually under examination by tax authorities in the United States, other countries and local jurisdictions in which we have operations. The years under examination vary by jurisdiction. The current IRS exam of tax years 2001-2004 is estimated to be completed within the next six months and the examination of years 2005-2008 within the next 12-to-18 months. In connection with the 2001-2004 exam, we have received notices of proposed adjustments to our filed returns and the IRS has withdrawn a civil summons to provide certain company workpapers. Tax reserves have been established which we believe to be appropriate given the possibility of tax adjustments. A variety of post-2000 tax years remain subject to examination by other tax authorities, including the U.K., Canada, France, Germany and various U.S. states. Tax reserves have been established which we believe to be appropriate given the possibility of tax adjustments. However, the ultimate resolution of such matters could have a material impact, positive or negative, on our results of operations, financial position and cash flows. See Note 9 to the Consolidated Financial Statements.

In July 2011 we entered into a series of settlements with the IRS in connection with their examination of our tax years 2001-2004 under which we agreed on the tax treatment of a number of disputed issues and to revised tax calculations. As a result, we owe approximately $400 million of tax and interest that was previously paid through the purchase of tax bonds. In September 2011, we also received final approval from the IRS and the U.S. Congressional Joint Committee on Taxation of a refund claim of approximately $25 million. Accordingly, in the third quarter, we expect to release approximately $80 million of tax reserves, about $60 million of which will be released through Discontinued Operations. In August 2011, we also received a $92 million cash refund of tax bonds.

We are currently undergoing unclaimed property audits, which are being conducted by several states.

Effects of Inflation and Foreign Exchange

Inflation

Inflation, although minimal in recent years, continues to affect worldwide economies and the way companies operate. It increases labor costs and operating expenses, and raises costs associated with replacement of fixed assets such as rental equipment. Despite these growing costs, we have generally been able to maintain profit margins through productivity and efficiency improvements, introduction of new products and expense reductions.

Foreign Exchange

During 2010, approximately 30% of our revenue and 35% of pre-tax income from continuing operations were derived from operations outside of the U.S. Currency translation increased our 2010 revenue and pre-tax income from continuing operations by less than 1%. Based on the current contribution from our international operations, a 1% increase in the value of the U.S. dollar would result in a decline in revenue of approximately $16 million and a decline in pre-tax income from continuing operations of approximately $2 million.

Assets and liabilities of subsidiaries operating outside the U.S. are translated at rates in effect at the end of the period and revenue and expenses are translated at average monthly rates during the period. Net deferred translation gains and losses are included in accumulated other comprehensive loss in stockholders’ deficit in the Consolidated Balance Sheets. Changes in the value of the U.S. dollar relative to the currencies of countries in which we operate impact our reported assets, liabilities, revenue and expenses. Exchange rate fluctuations can also impact the settlement of intercompany receivables and payables from the transfer of finished goods inventories between our affiliates in different countries, and intercompany loans.

To mitigate the risk of foreign currency exchange rate fluctuations, we enter into foreign exchange contracts. These derivative contracts expose us to counterparty credit risk. To mitigate this risk, we enter into contracts with only those financial institutions that meet stringent credit requirements as set forth in our derivative policy. We regularly review our credit exposure balances as well as the creditworthiness of our counterparties. Maximum risk of loss on these contracts is limited to the amount of the difference between the spot rate at the date of the contract delivery and the contracted rate. At December 31, 2010, the fair value of our outstanding foreign exchange contracts was a net liability of $4 million.

During 2010, deferred translation losses of $16 million were recorded primarily resulting from the strengthening of the U.S. dollar as compared to the British pound and Euro, partially offset by a weakening of the U.S. dollar as compared to the Canadian dollar. In 2009, deferred translation gains of $120 million were recorded as the U.S. dollar weakened against the British pound, Euro and Canadian dollar. Deferred translation gains and losses are recorded as a component of accumulated other comprehensive income and do not affect earnings.

Dividends

It is a general practice of our Board of Directors to pay a cash dividend on common stock each quarter. In setting dividend payments, our board considers the dividend rate in relation to our recent and projected earnings and our capital investment opportunities and requirements. We have paid a dividend each year since 1934.